Exhibit (a)(3)

Mylan’s Offer for Perrigo is a Bad Deal

Destroys Value for Perrigo Shareholders

Mylan’s offer substantially undervalues Perrigo’s standalone value and growth prospects.

•	Double-digit EPS dilution in year one and remains dilutive in years two and three

•	Overly optimistic synergy target of $800 million, which ignores potential material negative synergies associated with product divestments and supplier contracts with change of control provisions

•	A meager “premium” that is the lowest unaffected premium of any biopharmaceutical transaction of its size since early 2012

•	Significant shareholder overhang in Mylan’s stock: Abbott and Teva represent approximately 19% of Mylan’s ownership and both have indicated their intention to exit

Exposes Perrigo Shareholders to Mylan’s Weak Business Profile

Approximately two-thirds of Mylan’s proposed consideration consists of Mylan stock, necessitating evaluation of Mylan’s weak business prospects.

•	Perrigo shareholders would own a significant stake in a slower-growth and riskier business, resulting in multiple contraction for the combined company.

•	Significant concentration risk – largest individual product, EpiPen®, accounts for 11% of Mylan revenues in 2014 and is expected to encounter generic competition in calendar 2015

•	Approximately 20% of Mylan’s EPS come from its declining EPD assets, which had a negative 9.4% CAGR between 2011 and 2014.

Subjects Perrigo Shareholders to Mylan’s Corporate Governance Prison

Mylan’s corporate governance track record is abysmal, resulting in a “corporate governance discount.”

•	Put in place Dutch anti-takeover defenses, which were not readily apparent to shareholders, leading to pending shareholder lawsuits

•	Preemptively rejected Teva’s offer, destroying at least $14 billion in potential shareholder value

•	Board criticized in media for questionable and self-serving business practices

•	Mylan leadership refers to U.S. as “too shareholder-centric”

•	Mylan’s reckless choice to lower the acceptance threshold would make this financially unattractive deal even worse.

•	As a result of these corporate governance practices, Mylan’s shareholders have no realistic chance of receiving a takeover premium.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the exchange offer commenced by Mylan N.V., Perrigo has filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”). Security holders are urged to read the solicitation/recommendation statement and other relevant materials if and when they become available because they will contain important information. The solicitation/recommendation statement and other SEC filings made by Perrigo may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of the Perrigo website at perrigo.investorroom.com. Shareholders may also obtain copies of the information by contacting Mackenzie Partners, Inc. at 212-929-5500 or 800-322-2885 Toll-Free in North America or by email at PRGO@mackenziepartners.com.

Irish Takeover Rules

The directors of Perrigo accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Perrigo (who have taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

A person interested in 1% or more of any class of relevant securities of Perrigo or Mylan may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2013 (“Irish Takeover Rules”).

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie. “Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities. Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020; fax number +353 1 678 9289.

Important Information

Morgan Stanley & Co. LLC acting through its affiliate, Morgan Stanley & Co. International plc, is financial advisor to Perrigo and no one else in connection with the matters referred to in this announcement. In connection with such matters, Morgan Stanley & Co. LLC, Morgan Stanley & Co. International plc, each of their affiliates and each of their and their affiliates’ respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person other than Perrigo for providing the protections afforded to their clients or for providing advice in connection with the contents of this announcement or any other matter referred to herein.

Forward-Looking Statements

Certain statements in this communication are forward-looking statements. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including future actions that may be taken by Mylan in furtherance of its unsolicited proposal. These and other important factors, including those discussed under “Risk Factors” in the Perrigo Company’s Form 10-K for the year ended June 27, 2015, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.